UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/08/2007

Brooke Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31698

KS	48-1009756
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10950 Grandview Drive, Suite 600, Overland Park, KS 66210
(Address of principal executive offices, including zip code)

913-661-0123
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)
The Compensation Committee of the Company's Board of Directors granted incentive stock options to certain executive officers and other key employees pursuant to the 2006 Brooke Corporation Equity Incentive Plan. Except as noted below, each such option has a date of grant of February 8, 2007, a six-year term, and an exercise price equal to the fair market value of the Company's common stock determined in accordance with the terms of such Plan. Vesting occurs in one-fifth annual increments beginning on the first anniversary of the date of grant. With respect to persons listed as named executive officers in the Summary Compensation Table set forth in the proxy statement for the Company's 2006 annual meeting of shareholders (the "Named Officers"), incentive stock options for 10,000 shares each were granted to the following Named Officers: Leland Orr, Chief Financial Officer, Treasurer and Assistant Secretary, and Shawn T. Lowry, President and Chief Executive Officer of Brooke Franchise Corporation, a direct subsidiary of the Company, and Vice President of the Company. Unlike options granted to other employees, Mr. Orr's option has a five-year term and an exercise price equal to 110% of the fair market value of the common stock.

Brooke Corporation is a controlled company and the duly authorized representative of the controlling group determines compensation of the Chief Executive Officer and other executive officers. Following an annual performance and compensation review regarding the Company's executive officers, the compensation arrangements described below were made with the Named Officers. Other than indicated below, short-term incentive awards for 2007 are based on the achievement of non-discretionary performance criteria, the stated performance criteria must first be met before payment of a bonus, quarterly performance benchmarks are established, and incentive compensation may be paid quarterly. The terms of the short-term incentive compensation awards are not contained in formal written documents.

The base annual rate of salary for 2007 for Robert D. Orr, Chairman of the Board and Chief Executive Officer, was set at $230,000, the same annual rate as was in effect in 2006. Mr. Orr received no bonus compensation in 2006 and no target bonus award or bonus program was established for him for 2007.

The base annual rate of salary for 2007 for Leland G. Orr, Chief Financial Officer, Treasurer and Assistant Secretary, was set at $185,000, an increase from the $140,000 base rate in effect for 2006. Mr. Orr received bonus payments totaling $75,000 in 2006 in connection with the bonus program established for him for such year. A target bonus award of $25,000 has been established for him for 2007 and such bonus is discretionary.

The base annual rate of salary for 2007 for Anita F. Larson, the Company's President and Chief Operating Officer and Chairman of the Board of Brooke Credit Corporation, a subsidiary of Brooke Corporation, was set at $185,000, an increase from the $140,000 base rate in effect for 2006. Ms. Larson received no bonus compensation in 2006 and a $100,000 target bonus award has been established by Brooke Credit Corporation for her for 2007, with performance criteria based on Brooke Credit Corporation's earnings.

The base annual rate of salary for 2007 for Shawn T. Lowry, President and Chief Executive Officer of Brooke Franchise Corporation and the Company's Vice President, was set at $185,000, an increase from the $140,000 base rate in effect for 2006. Mr. Lowry received no bonus compensation in 2006. He has target awards totaling $520,000 for 2007 in connection with bonuses to be paid by Brooke Franchise Corporation upon the satisfaction of performance criteria based on the combined earnings of the franchise recruitment, collateral preservation, franchise centers and stores, and company marketing budget categories within Brooke Franchise Corporation. Annual benchmarks apply to the majority of Mr. Lowry's 2007 target bonus awards and bonus compensation related to such benchmarks may only be paid at year end. Secondary performance criteria specific to Brooke Franchise Corporation and such four budget categories have been established for Mr. Lowry.

The base annual rate of salary for 2007 for Michael S. Lowry, President and Chief Executive Officer of Brooke Credit Corporation, was set at $185,000, an increase from the $140,000 base rate in effect for 2006. Mr. Lowry received no bonus compensation in 2006 and a $120,000 target bonus award has been established by Brooke Credit Corporation for him for 2007, with performance criteria based on Brooke Credit Corporation's earnings.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brooke Corporation

Date: February 12, 2007	By:	/s/ Anita F. Larson
Anita F. Larson
President and Chief Operating Officer